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                                                                  EXHIBIT 4.04.3

              REALTOR.COM DATA CONTENT PROVIDER AGREEMENT ADDENDUM
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                             GOLD ALLIANCE PROGRAM


          THIS ADDENDUM (this "ADDENDUM") is made and entered into as of the _____ day of _____________, 1999 by and among RealSelect, Inc., a Delaware corporation ("OPERATOR"), NetSelect, Inc., a Delaware corporation and the parent company of Operator that intends to change its name to HomeStore.com ("HOMESTORE.COM") and _____________________________________ ("DATA CONTENT
PROVIDER") as an addendum to the existing Data Content Provider Agreement ("Agreement") previously executed by the parties.

     1.  Definitions. As used in this Addendum, the following terms shall
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have the meanings set forth herein, and shall be equally applicable to the singular and plural forms. Any agreement referred to herein shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof. Capitalized terms used in this Addendum that are not otherwise defined herein will have the same meaning ascribed to them as set forth in the Agreement.

         (a) "Common Stock" shall mean shares of Common Stock of HomeStore.com.

         (b) "IPO" shall mean the initial registered public offering of Common Stock of HomeStore.com.


         (c) "National Web Site" is defined as a web site offering a search of home listings in areas beyond a single MSA or the natural market that the Data Content Provider covers.

         (d) "Transfer" shall mean (1) any offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (2) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (i) transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the IPO or (ii) a bona fide gift or gifts, provided that the donee or donees thereof agree in writing to be bound by the terms of this Agreement.

     2.  Term. This Addendum is for a period of thirty-six (36) months after the
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Agreement terminates in accordance with its terms. If the Agreement expires before this thirty-six (36) month period ends, then the Agreement shall be extended until this Addendum expires.

     3.  Fees. Operator will pay to Data Content Provider the GREATER of:
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a) Listing Fee of one (1) dollar per NEW listing per year for residential single family homes (including condos and townhouses) OR b) Revenue Share of 10% of Revenue as defined in current Data Content Provider Agreement. The Listing Fee is paid for the new listings that are added to the MLS system and provided to REALTOR.COM. The Listing Fee will be paid on listings re-entered new into the MLS system by another brokerage but does not include listings that are re-entered new by the same brokerage. The Listing Fee excludes listings acquired by merger or acquisitions entered into by Data Content Provider. (The same fee structure applies for other property types upon request for other property types by Operator). Data Content Provider will receive payments on a quarterly basis in accordance with the Data Content Agreement.

     4.  Warrant Vesting Program.
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         (a)  Operator shall establish a pool of 578,290 shares (adjustable proportionately for splits, combinations, dividends and the like) (the "POOL") of Common Stock. Subject to the terms of this Section 4, Operator shall issue a warrant (a "WARRANT") to Data Content Provider to purchase shares of Common Stock at the price to the public per share of Common Stock in the IPO.


         (b) Data Content Provider is allocated (the "ALLOCATION") that portion of the Pool equal to the ratio of (1)
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the number of residential single family home listings provided to REALTOR.com by
Data Content Provider to (2) 70 percent of the number of all residential single family home listings nationally, each determined as of September 30, 1998.

         (c)  In the event that Data Content Provider elects Option #1 in
Section 11 below, then Data Content Provider will receive at the closing date (the "IPO CLOSING") of the IPO a Warrant to purchase the Allocation (the "OPTION #1 WARRANT") at a per share exercise price equal to the price to the public per share of Common Stock in the IPO.

         (d)  In the event that Data Content Provider elects Option #2 in
Section 11 below, then Data Content Provider will receive a Warrant to purchase the Allocation (the "OPTION #2 WARRANT"). The Option #2 Warrant shall be issued and dated as of the date that a duly executed copy of this Addendum has been received by Operator. The per share exercise price of the Option #2 Warrant shall be the average closing price of HomeStore.com's Common Stock during the ten (10) most recent trading days prior to the date that this Amendment was received by Operator (or the average of all trading days if HomeStore.com's Common Stock has been traded for less than ten (10) days).

         (e) If the aggregate number of residential single family home listings provided to REALTOR.com by all Data Content Providers is greater than Seventy Percent (70.0%) of all residential single family home listings, each Data Content Provider's Allocation shall be reduced pro rata, based on the number of residential single family home listings provided by each Data Content Provider, so that shares of Common Stock issuable upon exercise of all Warrants do not exceed the pool.

     5.  Exercisability and Transfer Restrictions of Warrant.
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         (a)  The Option #1 Warrant will be exercisable at any time after the closing of the IPO until the forty-second month anniversary thereof and will contain a "net", or cashless, exercise provision. Data Content Provider agrees that any shares of Common Stock of HomeStore.com that may be purchased upon exercise of the Option #1 Warrant shall be Transferred only in accordance with the following restrictions: (i) No such shares may be Transferred within one hundred and eighty (180) days of the IPO; and (ii) the aggregate number of such shares Transferred thereafter shall not exceed (A) the number of ninety (90) day periods that have elapsed since the restriction set forth in clause (i) above has lapsed multiplied by (B) Eight and One-Third Percent (8 1/3%).

         (b) The Option #2 Warrant will be exercisable at any time after the date of issuance until the forty-second month anniversary of the issuance date of the Option #2 Warrant and will contain a "net", or cashless, exercise provision. Data Content Provider agrees that any shares of Common Stock of HomeStore.com that may be purchased upon exercise of the Option #2 Warrant shall be Transferred only in accordance with the following restrictions: (i) No such shares may be Transferred within one hundred and eighty (180) days of the issuance date of the Option #2 Warrant; and (ii) the aggregate number of such shares Transferred thereafter shall not exceed (A) the number of ninety (90) day periods that have elapsed since the restriction set forth in clause (i) above has lapsed multiplied by (B) Eight and One-Third Percent (8 1/3%).

     6.  Preferred Partner.  Operator will become the preferred National Web
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Site partner of the Data Content Provider. Data Content Provider may operate their own site and can have local partnership sites. If a local web site links to or provides Data Content Providers' listing information to another National Web Site then Data Content Provider must terminate those relationships within sixty (60) days.

     7.  Daily Updates. Data Content Provider agrees to make a reasonable effort
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to provide Operator daily data updates for REALTOR.COM.

     8.  Promotion. Data Content Provider agrees to promote REALTOR.COM as its
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preferred Internet site to its membership.

     9.  Compliance. Data Content Provider represents and warrants that it has
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fully complied with, and is currently complying with, its obligation in the
Agreement not to directly or indirectly provide information similar to Licensed Data to any person or entity other than Operator, if such information is to be used for the Electronic Display of Real Property Ads.

     10.  Injunctive Relief. Each of the parties acknowledges that a breach of
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Section 6 or Section 9 of this Addendum
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by Data Content Provider could cause irreparable harm and significant injury to
Operator and HomeStore.com that would be difficult to ascertain and may not be compensable by damages alone. Accordingly, the parties agree that, in addition to any and all legal remedies, such claims may be remedied by specific performance, injunction or other appropriate equitable relief.

     11.  All Other Items Remain the Same. Operator and Data Content Provider
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agree that all other terms of the Data Content Provider Agreement remain the same except those terms expressly modified in this Addendum.

     12.  Election of Option by Data Content Provider. Data Content Provider,
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after reviewing the effect of each option, elects the following option :



Option #1:         Option #2:          (Data Content Provider to check one)
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IN ORDER TO BE A VALID ELECTION, THIS AMENDMENT MUST BE (I) SIGNED BY DATA
CONTENT PROVIDER, HOMESTORE.COM AND OPERATOR AND (II) IN THE CASE OF OPTION #1, RECEIVED BY OPERATOR WITHIN ONE DAY OF THE DATE THAT THE REGISTRATION STATEMENT RELATED TO THE IPO IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION OR, IN THE CASE OF OPTION #2, RECEIVED BY OPERATOR WITHIN ONE HUNDRED AND EIGHTY (180) DAYS AFTER THE CLOSING OF THE IPO.

THIS ADDENDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY WARRANTS OR COMMON STOCK IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION, AND NO GRANT OF WARRANTS OR ISSUANCE OF COMMON STOCK IS MADE HEREBY THAT IS IN VIOLATION OF THE SECURITIES OR "BLUE SKY" LAWS OF ANY JURISDICTION

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


Data Content Provider                    NetSelect, Inc.



By:                                      By:
    --------------------------------         --------------------------------

Name:                                    Name:
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Title:                                   Title:
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                                         RealSelect, Inc.


                                         By:
                                             --------------------------------

                                         Name:
                                              -------------------------------

                                         Title:
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                                         Accepted by RealSelect's Corporate
                                         Office

                                         By:
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